EXHIBIT 99.1

October 23, 2023

Ivanhoe Electric Announces Signing of Subscription Agreement by Saudi Arabian Mining Company Ma’aden to Exercise its Top-up Right

Ma’aden’s Additional Funding Increases the Total Size of the Recent Equity Offering to Approximately $204 Million

PHOENIX, ARIZONA – Ivanhoe Electric (NYSE American: IE; TSX: IE) Executive Chairman, Robert Friedland and President and Chief Executive Officer, Taylor Melvin are pleased to announce that Ma’aden, the Company’s Joint Venture partner in Saudi Arabia and a 9.9% shareholder, has formally subscribed under its top-up right, as described in the Joint Venture closing news release on July 6, 2023. By exercising its top-up right, Ma’aden maintains its 9.9% ownership in Ivanhoe Electric common stock following the Company’s follow-on equity offering in September.

Ma’aden will purchase an additional 1,513,650 common shares at $13.50 per share for total gross proceeds of $20,434,275. There are no fees or commissions payable on the Ma’aden subscription, which is expected to close on October 31, 2023, subject to customary closing conditions, including receipt of stock exchange approvals.

Ivanhoe Electric intends to use the proceeds to advance its US mineral projects, for working capital and general corporate purposes.

About Ivanhoe Electric

We are a U.S. company that combines advanced mineral exploration technologies with electric metals exploration projects predominantly located in the United States. We use our accurate and powerful Typhoon™ geophysical surveying system, together with advanced data analytics provided by our subsidiary, Computational Geosciences Inc., to accelerate and de-risk the mineral exploration process as we seek to discover new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals. Our mineral exploration efforts focus on copper as well as other metals including nickel, vanadium, cobalt, platinum group elements, gold and silver. Through the advancement of our portfolio of electric metals exploration projects, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as other exploration projects in the United States, we intend to support United States supply chain independence by finding and delivering the critical metals necessary for the electrification of the economy. We also operate a 50/50 joint venture with Saudi Arabian Mining Company Ma’aden to explore for minerals on ~48,500 km2 of underexplored Arabian Shield in the Kingdom of Saudi Arabia. Website:www.ivanhoeelectric.com.

1

Contact Information

Investors: Valerie Kimball, Director, Investor Relations 720-933-1150

Follow us on Twitter

Ivanhoe Electric’s Executive Chairman Robert Friedland:@robert_ivanhoe

Ivanhoe Electric:@ivanhoeelectric

Ivanhoe Electric’s investor relations website located atwww.ivanhoeelectric.comshould be considered Ivanhoe Electric’s recognized distribution channel for purposes of the Securities and Exchange Commission’s Regulation FD.

Cautionary Language

The securities described in this news release have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons absent registration under such Act or an applicable exemption therefrom.

Certain statements in this news release constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable US and Canadian securities laws. Such statements and information involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company, its projects, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Such statements can be identified by the use of words such as “may”, “would”, “could”, “will”, “intend”, “expect”, “believe”, “plan”, “anticipate”, “estimate”, “scheduled”, “forecast”, “predict” and other similar terminology, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These statements reflect the company’s current expectations regarding future events, performance and results and speak only as of the date of this news release.

Such statements in this news release include, without limitation: the closing and use of proceeds subscription, satisfaction of closing conditions, transactions between Ivanhoe Electric and Ma’aden; and other planned or potential developments in the businesses of Ivanhoe Electric and Ma’aden and the markets in which they operate.

2

Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to significant risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including changes in the prices of copper or other metals Ivanhoe Electric is exploring for; the results of exploration and drilling activities and/or the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations; the final assessment of exploration results and information that is preliminary; the significant risk and hazards associated with any future mining operations, extensive regulation by the US government as well as local governments; changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with the company to perform as agreed; and the impact of political, economic and other uncertainties associated with operating in foreign countries, and the impact of the COVID-19 pandemic and the global economy. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors described in Ivanhoe Electric’s Annual Report on Form 10-K and other documents filed by Ivanhoe Electric with the U.S. Securities and Exchange Commission.

No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this news release. Ivanhoe Electric cautions you not to place undue reliance on these forward-looking statements. Subject to applicable securities laws, the company does not assume any obligation to update or revise the forward-looking statements contained herein to reflect events or circumstances occurring after the date of this news release, and Ivanhoe Electric expressly disclaims any requirement to do so.

3